SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 31, 2009 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)

(301) 306-1111
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                      Entry Into Material Definitive Agreement

               On August 31, 2009, Radio One, Inc. (the “Company”)  executed an employment agreement, effective as of August 5, 2009 (the “Employment Agreement”), with Barry A. Mayo, the Company’s President- Radio Division.  The materials terms of the Employment Agreement are summarized below.

Mayo Employment Agreement

Mr. Mayo’s employment under the Employment Agreement commenced as of August 6, 2009 and will continue for a period of two (2) years and ten (10) months until June 6, 2012, unless earlier terminated pursuant to the provisions of the Employment Agreement.

From August 6, 2009 through December 31, 2009, Mr. Mayo’s base compensation will be at the rate of Five Hundred Thousand Dollars ($500,000) per year, subject to applicable federal, state, and local deductions and payable in accordance with Company’s standard payroll schedule and policy.  From August 6, 2009 through December 31, 2009, the Company will retain the right to adjust Mr. Mayo’s base compensation downward by up to 7% as a result of economic conditions, provided that other employees will have their compensation adjusted in a similar manner.  Effective as of January 1, 2010, Mr. Mayo’s base compensation will be at the rate of Five Hundred Fifty Thousand Dollars ($550,000) per year, subject to applicable federal, state, and local deductions and payable in accordance with the Company’s standard payroll schedule and policy.  On each anniversary of the Employment Agreement’s effective date, Mr. Mayo will be entitled to a three percent (3%) increase in Mr. Mayo’s base compensation, subject to applicable federal, state, and local deductions and payable in accordance with the Company’s standard payroll schedule and policy.

On or before January 5, 2010, the Company will pay Mr. Mayo a past performance bonus for fiscal year 2008 in the amount of Five Thousand Dollars ($5,000).

Mr. Mayo will be eligible to receive incentive compensation in an amount not to exceed One Hundred Thousand Dollars ($100,000) per year at the conclusion of each fiscal year that (i) he remains employed by the Company and (ii) Mr. Mayo achieves certain objective metrics as established by the Company’s Chief Executive Officer and President (the “CEO”) in consultation with Mr. Mayo and his representative.

Mr. Mayo will also be eligible to receive discretionary incentive compensation in an amount not to exceed One Hundred Thousand Dollars ($100,000) per year at the conclusion of each fiscal year during which (i) Mr. Mayo remains employed by the Company and (ii) his performance and the Radio Division’s operating results satisfy certain reasonable criteria as determined by the CEO and Board of Directors.

Subject to shareholder approval on or before December 31, 2009 of the pending Radio One 2009 Stock Option and Restricted Stock Plan (“Plan”), Mr. Mayo will receive a restricted stock grant of One Hundred Thirty Thousand (130,000) shares of Class D common stock.  Provided that Mr. Mayo remains employed by Company on the vesting dates, such shares will vest in equal increments on June 5, 2010, June 5, 2011, and June 5, 2012.

The Company will have the right to terminate Mr. Mayo’s employment at any time during the term of the agreement for other than cause.  In the event of Mr. Mayo’s termination for other than cause, provided that Mr. Mayo executes a general liability release in a form reasonably satisfactory to the Company, the Company will pay to Mr. Mayo the amount of six (6) months’ base compensation, subject to applicable federal, state, and local deductions.

A copy of the Employment Agreement is attached to this report on Form 8-K as Exhibits 10.1and the foregoing summary of its material terms is qualified in its entirety by reference to the actual terms of the Employment Agreement

Statements in this Form 8K which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

ITEM 9.01.                      Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated as of August 31, 2009 and effective as of August 5, 2009 between Radio One, Inc. and Barry A. Mayo

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
September 2, 2009	Peter D. Thompson
Executive Vice President and Chief Financial Officer